Sheet1

All Proposals Have Passed

				FINAL Proxy Results - ML Municipal Strategy Fund.
				1st Meeting Date: October 24, 2001
				2nd Meeting Date: November 9, 2001
				Record Date: August 27, 2001
				As of: November 9, 2001

				Units Voted

			Votes Needed
	Shares Needed	Outstanding	50% + 1 of				Total Units
COMMON	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted

1) Merger of ML Municipal Strategy Fund	-232,334	7,919,993	3,959,998	4,192,332	97,450	78,076	4,367,858
into MuniYield Fund

				Units Voted

			Votes Needed
	Shares Needed	Outstanding	30% of		Shares Withheld		Total Units
AMPS	to Pass	Shares	Outstanding Shares	For	from Voting		Voted

1) Merger of ML Municipal Strategy Fund	-154	1,720	516	670	1		671
into MuniYield Fund

Last Updated on 06/27/2002
By MLMAG